Exhibit 23.1


                  INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Registration Statement of Baker Hughes Incorporated on Form S-8 relating to the Baker Hughes Incorporated Supplemental Retirement Plan of our report dated November 13, 1996, incorporated by reference in the Annual Report on Form 10-K of Baker Hughes Incorporated for the year ended September 30, 1996.



Deloitte & Touche LLP



Houston, Texas
January 13, 1997